EXHIBIT 1.2

RIO TINTO FINANCE (USA) PLC

OFFICERS’ CERTIFICATE

Officer’s Certificate pursuant to Section 301 of the Indenture

$1,250,000,000 1.625% Notes due 2017

$1,000,000,000 2.875% Notes due 2022

$750,000,000 4.125% Notes due 2042

The undersigned, duly appointed as an attorney of Rio Tinto Finance (USA) plc (the “Company”), pursuant to Section 301 of the indenture dated as of July 2, 2001 (as amended and restated as of March 16, 2012, the “Indenture”) among the Company, Rio Tinto Finance (USA) Limited, Rio Tinto plc, Rio Tinto Limited and The Bank of New York Mellon and pursuant to a resolution duly adopted by the Board of Directors of the Company on August 12, 2012, whereby each Director of the Company was authorized to do anything and to execute and deliver any document necessary, advisable or incidental to the issue of the $1,250,000,000 1.625% Notes due 2017, $1,000,000,000 2.875% Notes due 2022 and $750,000,000 4.125% Notes due 2042, and a power of attorney dated August 12, 2012 delegating authority to the undersigned, HEREBY APPROVES AND CONFIRMS the following such terms:

2017 Notes

Title:	1.625% Notes due 2017

Principal Amount:	$1,250,000,000

Maturity:	August 21, 2017

Issue Price:	99.452%

Interest Rate:	1.625% per year

Interest Payment Dates:	February 21 and August 21, commencing February 21, 2013

Issue Date:	August 21, 2012

Record Dates:	February 6 and August 6

2022 Notes

Title:	2.875% Notes due 2022

Principal Amount:	$1,000,000,000

Maturity:	August 21, 2022

Issue Price:	98.688%

Interest Rate:	2.875% per year

Interest Payment Dates:	February 21 and August 21, commencing February 21, 2013

Issue Date:	August 21, 2012

Record Dates:	February 6 and August 6

2042 Notes

Title:	4.125% Notes due 2042

Principal Amount:	$750,000,000

Maturity:	August 21, 2042

Issue Price:	97.346%

Interest Rate:	4.125% per year

Interest Payment Dates:	February 21 and August 21, commencing February 21, 2013

Issue Date:	August 21, 2012

Record Dates:	February 6 and August 6

The following terms apply to each tranche of Notes:

Guarantees	The Notes will be fully and unconditionally guaranteed by each of Rio Tinto plc and Rio Tinto Limited as to principal, interest, premium, if any, and any other additional amounts payable in respect of the Notes.

Form:	The Notes will be issued in registered form and will be represented by Global Securities, which will be executed and delivered in substantially the form attached hereto as Exhibit A. The Notes will be registered in the name of a nominee of The Depository Trust Company and deposited with The Bank of New York Mellon, as depositary.

Place of Payment, Paying Agent:	The Bank of New York Mellon 101 Barclay Street New York, NY 10286, United States

Notices and Demands to Company:	Rio Tinto Finance (USA) plc 2 Eastbourne Terrace London W2 6LG, United Kingdom or

Cheree Finan Rio Tinto Services Inc. 80 State Street Albany, NY 12207-2543, United States

Payment of Additional Amounts:	All payments of principal, any premium (if any) and interest in respect of the Notes or the Guarantees will be made free and clear of, and without withholding or deduction for, any taxes, assessments, duties or governmental charges imposed by any jurisdiction in which Rio Tinto plc or Rio Tinto Limited, as the case may be, or any successor entity, is organized (or any political subdivision or taxing authority of or in that jurisdiction having power to tax). If withholding or deduction is required by law, the Company or either of Rio Tinto plc or Rio Tinto Limited, as the case may be, must, subject to certain exceptions, pay to each holder of the Notes additional amounts as may be necessary in order that every net payment of principal of (and premium, if any, on) and interest on the Notes after deduction or other withholding for or on account of such present or future tax, assessment, duty or other governmental charge, will not be less than the amount that would have been payable on the Notes in the absence of such deduction or withholding.

Optional Tax Redemption:	The Notes may be redeemed at the option of the Company or either of Rio Tinto plc or Rio Tinto Limited upon the occurrence of certain tax events in accordance with the redemption provisions set out in the forms of the Note attached hereto as Exhibit A.

Optional Redemption:	The Company or either of Rio Tinto plc or Rio Tinto Limited may redeem the Notes, in whole or in part, at its or their option at any time and from time to time at a redemption price equal to (i) if such redemption occurs prior to July 21, 2017 in the case of the 2017 Notes, May 21, 2022 in the case of the 2022 Notes, or February 21, 2042 in the case of the 2042 Notes, the greater of (x) 100% of the principal amount of the Notes to be redeemed and (y) as certified to the Trustee by the Company, Rio Tinto plc or Rio Tinto Limited, the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2017 Notes, 20 basis points in the case of the 2022 Notes, and 25 basis points in the case of the 2042 Notes or (ii) if such redemption occurs on or after July 21, 2017 in the case of the 2017 Notes, May 21, 2022 in the case of the 2022 Notes or February 21, 2042 in the case of the 2042 Notes, 100%

of the principal amount of the Notes to be redeemed, together, in each case, with accrued interest on the principal amount of the Notes to be redeemed to the date of redemption. In connection with such optional redemption the following defined terms apply:

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company to act as the “Independent Investment Banker”.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding that redemption date, as set forth in the daily statistical release designated H.15 (519) (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker for the Notes obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Reference Treasury Dealer” means each of HSBC Securities (USA) Inc., Morgan Stanley & Co. LLC, RBS Securities Inc., BNP Paribas Securities Corp., RBC Capital Markets, LLC, SG Americas Securities, LLC, Standard Chartered Bank and their respective successors and one other nationally recognized investment banking firm that is a Primary Treasury Dealer specified from time to time by the Company, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption, provided, however, that, if that redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. On and after any redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before any redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and the Company and the Trustee and any paying agent for the Notes shall be entitled to rely on such calculation.

Further Issues:	The Company may from time to time without the consent of the holders of the Notes create and issue further notes having the same terms and conditions as the notes so that the further issue is consolidated and forms a single series with such notes, provided that such further issue constitutes a “qualified reopening” for U.S. federal income tax purposes or such further notes are issued with not more than a de minimis amount of original issue discount for U.S. federal income tax purposes.

Other Terms:	The other terms of the Notes shall be substantially as set forth in the Indenture dated as of July 2, 2001, as amended and restated as of March 16, 2012, and the Prospectus Supplement dated August 16, 2012 relating to the Notes and the forms of the Note attached hereto as Exhibit A.

Dated: August 21, 2012

/s/Alexander Chmel
	Name:	Alexander Chmel
	Title:	Senior Legal Counsel